Exhibit 23.1.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of Denver Parent Corporation dated October 7, 2013 for the offer to exchange and registration of $255 million of senior notes and to the inclusion therein of our report dated May 10, 2013, with respect to the consolidated financial statements of Denver Parent Corporation and subsidiaries as of December 31, 2011 and 2012 and for the years then ended.

/s/ ERNST & YOUNG LLP

Denver, Colorado
October 7, 2013